Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127669, 33-125909 and 333-143308) of Leap Wireless International, Inc. of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

San Diego, California
February 27, 2009